Employment Agreement
This Agreement (the “Agreement”) is entered into by and between Howard R. Yeaton (the “Executive” or “you”) and The Original BARK Company, a Delaware corporation (the “Company”).
1.Duties and Scope of Employment.
(a)Position. Subject to the terms of this Agreement, the Company agrees to employ the Executive (the “Employment”) in the position of Interim Chief Financial Officer. The Executive shall report to the Company’s Chief Executive Officer.
(b)Obligations to the Company. During his Employment, the Executive (i) shall devote a substantial portion of his professional time to Company duties, provided, however, that the Executive may devote such time as necessary to maintain his current financial consulting business so long as it does not materially interfere with the fulfillment of duties to the Company, and provided that Executive's employment, consulting or other business activities do not create a conflict of interest with the Company, (ii) shall not assist any person or entity in competing with the Company or in preparing to compete with the Company and (iii) shall materially comply with the Company’s policies and rules, as they may be in effect from time to time.
(c)No Conflicting Obligations. The Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. The Executive represents and warrants that he will not use or disclose, in connection with his Employment, any trade secrets or other proprietary information or intellectual property in which the Executive or any other person has any right, title or interest and that his Employment will not infringe or violate the rights of any other person.
(d)Definitions. Certain capitalized terms are defined in Section 10.
2.Salary. The Company shall pay the Executive as compensation for his services a base salary at a gross annual rate of $360,000 (as may be adjusted, the “Base Salary”). Such salary shall be payable in accordance with the Company’s standard payroll procedures and shall be subject to adjustment pursuant to the Company’s executive compensation policies in effect from time to time.
3.Executive Benefits. During his Employment, the Executive shall be eligible for paid time off in accordance with the Company’s PTO policy, as in effect from time to time. During his Employment, the Executive shall also be eligible to participate in the executive benefit plans maintained by the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

4.Term of Employment.
(a)Employment At Will. The Executive’s Employment with the Company shall be “at will,” meaning that either the Executive or the Company shall be entitled to terminate the Executive’s Employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to the Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Executive and the Company on the “at will” nature of the Executive’s Employment. Although Executive’s job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of the Executive’s employment may only be changed in an express written agreement signed by the Executive and a duly authorized officer of the Company (other than the Executive). The termination of the Executive’s Employment shall not limit or otherwise affect his obligations under Sections 5 and/or 6 below.
(b)Rights Upon Termination. Upon the termination of the Executive’s Employment, the Executive shall only be entitled to the compensation and benefits that the Executive has earned under this Agreement before the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Executive (other than payments of accrued and vested executive benefits, if any, under the Company’s executive benefit plans).
5.Documents and Company Property. The Executive is prohibited from keeping in his possession in any way any correspondence, documents, other information carriers, copies thereof, and other goods made available by the Company or its affiliates to him (including, but not limited to, credit cards, mobile communication devices, keys, documents, handbooks, financial data, plans, USB sticks or other information carriers, access cards and laptop computer), except to the extent that this is necessary for the performance of his work for the Company. In any event, the Executive is obliged to immediately hand over such documents and other goods made available to him at the end of this Agreement or upon suspension of his active duties for any reason other than documents relating to his own employment and compensation.
6.Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A.
7.Reimbursement of Expenses. The Company will reimburse business expenses reasonably incurred in the performance of your duties in accordance with the Company’s standard practice and expense reimbursement policies in place at the time (generally within thirty (30) days after you have submitted appropriate documentation, which you must do within thirty (30) days after incurring the expense) and, in any case, on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The Company will reimburse reasonable costs of the professional use of your mobile telephone.

8.Successors.
(a)Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.
(b)Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
9.Indemnification. During your employment by the Company and at all times thereafter, regardless of the reason for termination, to the fullest extent permitted by its articles of incorporation and by applicable law, the Company shall indemnify you and hold you harmless against any cost, fee, expense, fine or penalty to which you may be subject as a result of serving as an employee or officer of the Company and provide for you to be covered by the insurance or other indemnity policy applicable to officers or directors of the Company (including any rights to advances or reimbursement of legal fees thereunder). The Company’s indemnification obligation shall survive any termination of your employment.
10.Definitions. The following terms shall have the meaning set forth below wherever they are used in this Agreement:
(a)Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.
11.Miscellaneous Provisions.
(a)Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered via email to a Company domain email address or, following the Separation, to the Executive’s personal email address on file with Human Resources, when delivered by FedEx with delivery charges prepaid, or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(b)Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)Whole Agreement. This Agreement supersedes and replaces any prior agreements, including without limitation, the Prior Agreement, representations or understandings (whether written, oral, implied or otherwise) between the Executive and the Company and constitute the complete agreement between the Executive and the Company regarding the subject matter set forth herein.
(d)Tax Matters. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, with the requirements of Code Section 409A so that none of the payments or benefits will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted in accordance with such intent. For purposes of Code Section 409A, each payment, installment or benefit payable under this Agreement is hereby designated as a separate payment. The Company shall not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you agree not to make any claim against the Company or the Company’s Board of Directors related to tax liabilities arising from your compensation.
(e)Arbitration. Any controversy or claim arising out of this Agreement and any and all claims relating to your employment with the Company will be settled by final and binding arbitration. The arbitration will take place in the State of New York. The arbitration will be administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any award or finding will be confidential. You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. You and the Company will share the costs of arbitration equally up to, for you, the filing fee to bring a civil action in the state courts of New York. Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award. This Section 11(f) does not apply to claims for workers’ compensation benefits or unemployment insurance benefits. This Section 11(f) also does not apply to claims concerning the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the PIIA).
(f)Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of New York (except its provisions governing the choice of law). If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage or any other reason, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively the “Law”), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.
(g)No Assignment. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.
(h)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(Signatures on following page)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.
                The Original BARK Company
Signature: /s/ Rustin Richburg
Title: Chief People Officer
Date: November 7, 2021

Executive
/s/ Howard R. Yeaton
Howard R. Yeaton
Date:     November 7, 2021

Exhibit A: Proprietary Information and Inventions Assignment Agreement